Exhibit 99
                    Press Release dated November 16, 2000


FOR IMMEDIATE RELEASE             Contact:  R.K. Guillaume (502) 562-5802
                                                -or-
                                            John Rippy (502) 562-7975

      BANK OF LOUISVILLE TO APPEAL JUDGES RULING IN 7-YEAR-OLD
                       KENTUCKY CENTRAL LIFE CASE

LOUISVILLE, November 16, 2000 (AMEX Symbol: MAB)-- Bank of Louisville, principal subsidiary of MidAmerica Bancorp, reported today it will appeal the partial summary judgment issued November 14, 2000, in Franklin Circuit Court that calls for the Bank to pay $16.5 million to the State of Kentucky in a 7-year-old case arising from the collapse of Kentucky Central Life Insurance Company.

We strongly disagree with the findings and conclusions of the recently appointed special judge and will immediately proceed to appeal this decision, said Jonathan Goldberg, attorney for Bank of Louisville.

While Judge Roy N. Vance who in September 2000 became the third judge to preside over the case ruled in the Banks favor on a number of important counts, Bank of Louisville disagrees with the ruling that calls for it to pay $16.5 million to Kentucky Centrals Liquidator, the Kentucky Department of Insurance.

We are confident the Bank will prevail in the appeal process, said R.K. Guillaume, Vice Chairman and Chief Executive Officer of Bank of Louisville. We look at this latest decision as a bump in the road this has been a 7 year process, and we dont expect any final results in the near term.

Contrary to the judges ruling, Bank of Louisville maintains that:

* Bank of Louisville properly exercised its rights under the enforceable loan documents executed by Dudley and Donald Webb, their affiliated companies and Kentucky Central.
* The Webbs and Kentucky Central Life entered into the loan documents with full knowledge of the Banks rights and upon their receipt of adequate consideration from Bank of Louisville. Bank of Louisville took as collateral an assignment of Kentucky Centrals obligation to purchase real estate owned by Webb concerns and agreed with the Webbs and Kentucky Central Life to extend the time for Kentucky Central Life to purchase that real estate.
* The documents allowed Bank of Louisville to sell the securities upon default under the terms of the loan documents.

While the Bank is currently evaluating the possible financial impact of the courts decision, it expects during the fourth quarter to establish a reserve for this contingency in accordance with applicable accounting principles. Preliminary estimates indicate the expense could be as much as $30 million, or $19.5 million on an after-tax basis.

Both the Bank and MidAmerica will remain well-capitalized for bank regulatory purposes after the expected charge, which will not impair MidAmericas ability to continue to pay dividends in accordance with its current practices.

MidAmerica Bancorp is the largest independent locally managed banking company in the Louisville metropolitan area, with approximately $1.6 billion in assets and 29 banking centers.

                           # # #
The statements contained in this press release that are not purely historical are forward-looking statements. Words such as believe, estimates, plan, expects, similar expressions are intended to identify forward-looking statements. All forward-looking statements included in this document are based on information available to MidAmerica on the date hereof, and it assumes no obligation to update any such forward-looking statement. It is important to note that MidAmericas actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from those projected include, among others: customer concentration; cyclicality; fluctuation of interest rates; risk of business interruption; adequacy of the allowance for loan losses; valuation of other real estate; dependence on key personnel; and government regulation.